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FOR IMMEDIATE RELEASE      CONTACT: Cathy Corley     Mark Scott
                                    Coinstar Inc.    Cash Technologies
                                    (425) 943-8242   (213) 745-2000, ext. 227

                     COINSTAR AND CASH TECHNOLOGIES
                  ANNOUNCE JOINT SETTLEMENT AGREEMENT

BELLEVUE, WASH. -- OCT. 12, 1999 -- Coinstar Inc., (NASDAQ: CSTR) and Cash Technologies Inc., (NASDAQ: CHNG), parent company of CoinBank Automated Systems Inc., today announced they have resolved litigation involving patent infringement claims and counter-claims originally filed by Coinstar on June 18, 1997.

The agreement provides for the dismissal of each party's respective claims in the litigation and effectively ends the dispute over the patents-in-suit.

"We are pleased with the dismissal of the patent infringement lawsuit," said Bruce Korman, CEO of Cash Technologies Inc. "This agreement allows us to concentrate our energies on our business plan, particularly the completion and upcoming deployment of our EMMA-TM- e-commerce transaction processing system."

"We agree that this settlement is in the best interests of both companies," said Dan Gerrity, president and COO of Coinstar Inc. "It brings closure to all the issues in dispute and eliminates the potential costs and distractions implicit in continuing the litigation. We want to stay focused on the business of growing and operating our coin processing network."

Cash Technologies Inc. (WWW.CASHTECHNOLOGIES.COM) develops and markets innovative e-commerce kiosks and systems, including the EMMA transaction processing software, the multifunction ATM-X automated teller machine (ATM) and the CoinBank advanced self-service coin counter. The company also provides computerized cash processing services to banks, armored carriers, rapid transit agencies and other cash-intensive businesses.

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COINSTAR AND COINBANK/ PAGE 2

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Coinstar and its subsidiaries provide consumers and retailers with value-added services that increase customer loyalty and retailer profitability. The Coinstar network currently delivers the company's self-service coin counting product to more than 6,400 leading supermarkets in 38 states, the District of Columbia, the United Kingdom and Canada. Consumers can call 1-800-928-CASH, or visit http://www.findcoinstar.com for the location of the nearest Coinstar machine.

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Matters discussed in this release include forward-looking statements about
Cash Technologies, Inc. that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include activity levels in the securities markets and other risk factors disclosed in Cash Tech's reports to the Securities and Exchange Commission, including its Form 10-QSB and Form 10-KSB on file with the SEC.

In addition to historical information contained herein, this news release contains forward-looking statements about Coinstar, Inc. that involve risks and uncertainties. Coinstar's future actual results could differ materially from the forward-looking statements discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, success in the timely deployment of a substantial number of additional Coinstar units, consumer awareness and demand for Coinstar's coin processing service, success in expanding its network and managing its growth and its ability to protect its patents and proprietary rights as well as other risks discussed under "Risk Factors" included in Coinstar's Registration Statement, as amended, on Form S-3 (NO.333-79073), its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.